PROLOR BIOTECH AWARDED SECOND ISRAELI GOVERNMENT GRANT TO SUPPORT
DEVELOPMENT OF ITS LONGER-ACTING INTERFERON BETA

-- Interferon-Beta-CTP Development Program Has Been Approved For Second Year
Funding Through a Special Grant from the Israeli Office of the Chief Scientist --

Nes-Ziona, Israel – April 1, 2010 – PROLOR Biotech, Inc. (NYSE Amex: PBTH), a company developing next generation biobetter therapeutic proteins, today announced that the Israeli Office of the Chief Scientist (“OCS”) has approved a 2010 continuation of its grant to PROLOR’s Israeli-based R&D subsidiary for the company’s development program for interferon-beta-1a-CTP (IFN-Beta-CTP), its longer-acting version of interferon-beta-1a (IFN-Beta).  IFN-Beta, which is indicated for the treatment of multiple sclerosis (MS), is currently marketed by Merck Serono as Rebif® and by Biogen Idec as Avonex®, with combined 2009 annual sales estimated at more than $4.4 billion worldwide.

PROLOR recently reported positive results from a study in primates comparing PROLOR’s CTP-modified IFN-Beta with commercially available IFN-Beta. The study showed that in primates, PROLOR’s CTP-modified IFN-Beta had 13 times greater durability (half-life) and 55 times greater overall drug exposure (AUC) compared to commercially available IFN-Beta.  IFN-Beta-CTP also demonstrated strong biological potency as measured by several well-validated biomarkers.

Based on the results of the comparative study, the OCS approved a special continuation grant to support PROLOR’s IFN-Beta-CTP program for 2010.  The grant is expected to provide cash reimbursements for approximately 35% of the estimated $1.5 million in expenses expected to be paid for IFN-Beta-CTP product development during 2010.

“This generous continuation grant from the OCS is an important non-dilutive cash resource for PROLOR’s IFN-Beta-CTP development program, and we believe that it represents another validation of the potential of our CTP technology,” said Abraham Havron, Ph.D., Chief Executive Officer of PROLOR.  “Going forward, we also hope to obtain an average of 35% cash reimbursements from the OCS for our IFN-Beta-CTP development expenses in 2011 and 2012.  This visionary program is particularly attractive for PROLOR because the grants are repaid only upon the generation of commercial revenue from IFN-Beta-CTP or our other CTP-based products.  We are grateful for this valuable source of non-dilutive capital.”

Under the terms of the grant, PROLOR is required to repay the OCS the sum of the grant plus accrued interest through a series of payments that would begin only when the IFN-Beta-CTP product or other products that PROLOR develops with its CTP technology begin to generate commercial revenues.

ABOUT PROLOR BIOTECH
PROLOR Biotech, Inc. is a biopharmaceutical company applying unique technologies, including its patented CTP technology, primarily to develop longer-acting, biobetter, proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales.  The CTP technology is applicable to virtually all proteins and PROLOR is currently developing long-acting versions of human growth hormone, which is in clinical development, and interferon beta, factor VII, factor IX and erythropoietin, which are in preclinical development, as well as GLP-1 and other therapeutic peptides.  For more information on PROLOR, visit www.prolor-biotech.com.

Safe Harbor Statement:  This press release contains forward-looking statements, which may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “would:”,“intends,” “estimates,” “suggests” and other words of similar meaning, including statements regarding the results of current clinical studies and preclinical experiments and the effectiveness of PROLOR’s long-acting protein programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect PROLOR’s business and prospects, including the risks that PROLOR may not succeed in generating any revenues or developing any commercial products, including any long-acting versions of human growth hormone, erythropoietin, interferon beta, GLP-1, and other products; that the long-acting products in development may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that ongoing studies may not continue to show substantial or any activity; that the actual dollar amount of any grants from Israel’s Office of the Chief Scientist is uncertain and is subject to policy changes of the Israeli government, and that such grants may be insufficient to assist with product development; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. The results of clinical trials in humans may produce results that differ significantly from the results of clinical and other trials in animals. The results of early-stage trials may differ significantly from the results of more developed, later-stage trials. The development of any products using the CTP platform technology could also be affected by a number of other factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties. In addition to the risk factors described above, investors should consider the economic, competitive, governmental, technological and other factors discussed in PROLOR’s filings with the Securities and Exchange Commission.  The forward-looking statements contained in this pres release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law.

PROLOR CONTACT:	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
PROLOR Biotech, Inc.	GendeLLindheim BioCom Partners
Tel: +1 866 644-7811	+1 212 918-4650
Email: shai@prolor-biotech.com